Exhibit 23.1





                              ACCOUNTANT'S CONSENT


     We have issued our report dated February 19, 1999, accompanying the consolidated financial statements of Logansport Financial Corp. which are incorporated within the Annual Report on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8.


Grant Thornton LLP

Cincinnati, Ohio
September 28, 1999